Exhibit 99.1

Aradigm Announces Fourth Quarter 2016 and Full Year Financial Results

Hayward, CA – March 28, 2017 – Aradigm Corporation (NASDAQ: ARDM) (the “Company”) today announced financial results for the fourth quarter and full year ended December 31, 2016.

Fourth Quarter 2016 Results

The Company recorded $125,000 in revenue in the fourth quarter of 2016 compared with $35,000 in revenue in the fourth quarter of 2015. Total operating expenses for the fourth quarter of 2016 were $7.2 million, compared with total operating expenses of $9.4 million for the fourth quarter of 2015. The decrease in operating expenses was primarily due to lower research and development expenses related to the Pulmaquin® inhaled ciprofloxacin Phase 3 clinical trials. The Company’s net loss for the fourth quarter of 2016 was $7.9 million, or $0.54 per share, compared with a net loss of $9.4 million, or $0.63 per share, for the same period in 2015.

Full Year Results

Revenues for the year ended December 31, 2016 were $195,000, compared with revenues of $23.4 million in 2015. The decrease in revenue was due to full utilization in 2015 of the $65 million of Grifols-funded budget for Pulmaquin project-related costs which are recognized as revenue under the Grifols collaboration arrangement. The Company will not be recognizing any future revenue related to the $65 million Grifols-funded budget.

Total operating expenses for 2016 were $30.2 million, compared with total operating expenses of $40.6 million in 2015. Research and development expenses decreased by $10.9 million and general and administrative expenses increased by $0.5 million. The decrease in research and development expenses was due to lower contract manufacturing, contract testing and clinical trial costs related to the Pulmaquin program as the Phase 3 clinical trials were completed in 2016, offset by higher consulting expenses in anticipation of a potential Pulmaquin New Drug Application (“NDA”) filing. The increase in general and administrative costs was due to higher non-cash stock compensation expense.

The net loss for the year ended December 31, 2016 was $32.9 million, or $2.23 per share, compared with a net loss of $17.2 million, or $1.17 per share, in 2015. Net loss increased in 2016 over 2015 due to lower contract revenue of $23.3 million because of the full utilization in 2015 of the $65 million of Grifols-funded budget for Pulmaquin project-related costs which are recognized as revenue under the Grifols collaboration arrangement, an increase in interest expense of $2.4 million and other expense of $0.6 million related to the 2016 convertible note financing, offset by a decrease in operating expenses of $10.4 million primarily related to the completion in the fourth quarter of 2016 of the Phase 3 clinical trials for Pulmaquin in non-cystic fibrosis bronchiectasis (non-CF BE).

Liquidity and Capital Resources

In April 2016, the Company entered into a private placement conducted pursuant to Regulation D under the Securities Act of 1933, as amended, of $23 million of its senior convertible notes due 2021 and related warrants to purchase 263,436 shares of the Company’s common stock. The convertible notes are initially convertible into 191.9386 shares of common stock for each $1,000 principal amount of notes, which represents an initial conversion price of approximately $5.21 per share of common stock. Interest on the notes will be paid semi-annually in arrears at the rate of 9% per year. The warrants are exercisable at an exercise price of $5.21 per share beginning on December 1, 2016. The first closing of the sale of the notes and warrants occurred on April 25, 2016 and the second closing occurred on July 14, 2016.

The Company intends to use the $20.7 million in net proceeds from the offering to fund the clinical development and potential regulatory submission for licensure of Pulmaquin and for general corporate purposes.

As of December 31, 2016, the Company’s cash and cash equivalents totaled $22.6 million.

Corporate Update

•	Selection of Linhaliq™ as the product candidate tradename – the tradename Pulmaquin was rejected by FDA due to sound alike issues with other pulmonary tradenames. Additional tradename development was conducted. Linhaliq was selected and submitted to FDA; FDA granted conditional acceptance.

•	FDA pre-NDA meetings – we held pre-NDA meetings with FDA in December 2016 and March 2017 to discuss our Phase 3 studies.

“We had a meeting with FDA on March 17, 2017 and we continue to work with them, as well as with the European Medicines Authority, towards submission of marketing authorizations and approval of our inhaled antibiotic for the treatment of non-cystic fibrosis bronchiectasis patients whose life is severely impaired by chronic lung infections with Pseudomonas aeruginosa. In addition, we are pleased to publicly announce the new tradename for our product candidate – Linhaliq,” said Dr. Juergen Froehlich, Aradigm’s Chief Medical Officer.

About Pulmaquin

Pulmaquin is a dual release formulation composed of a mixture of liposome encapsulated and unencapsulated ciprofloxacin. Ciprofloxacin, available in oral and intravenous formulations, is a widely prescribed antibiotic. It is used often to treat acute lung infections because of its broad-spectrum antibacterial activity against various bacteria, such as P. aeruginosa. Pulmaquin was evaluated in two Phase 3 studies (ORBIT-3 and ORBIT-4) to determine its safety and effectiveness as a once-a-day inhaled formulation for the chronic treatment of patients with non-CF BE who have chronic lung infections with P. aeruginosa.

In 2013, Aradigm granted an exclusive, world-wide license for the Company’s inhaled liposomal ciprofloxacin product candidates for the indication of non-CF BE and other indications to Grifols S.A. More information on the terms of this license may be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC on March 13, 2014.

About Non-Cystic Fibrosis Bronchiectasis

Non-CF BE is a severe, chronic and rare disease characterized by abnormal dilatation of the bronchi and bronchioles, frequently associated with chronic lung infections. It is often a consequence of a vicious cycle of inflammation, recurrent lung infections, and bronchial wall damage. Non-CF BE represents an unmet medical need with high morbidity and mortality that affects more than 150,000 people in the U.S. and over 200,000 people in Europe. There is currently no drug approved for the treatment of this condition.

About Aradigm

Aradigm is an emerging specialty pharmaceutical company focused on the development and commercialization of drugs for the prevention and treatment of severe respiratory diseases. Aradigm is completing Phase 3 development of Pulmaquin (an investigational proprietary formulation of ciprofloxacin for inhalation) for the treatment of non-cystic fibrosis BE. Aradigm’s inhaled ciprofloxacin formulations including Pulmaquin are also product candidates for treatment of patients with cystic fibrosis and non-tuberculous mycobacteria, and for the prevention and treatment of high threat and bioterrorism infections, such as inhaled tularemia, pneumonic plague, melioidosis, Q fever and inhaled anthrax.

More information about Aradigm can be found at www.aradigm.com.

Forward-Looking Statements

Except for the historical information contained herein, this news release contains forward-looking statements that involve risk and uncertainties, including those related to the analyses of the results from the ORBIT-3 and ORBIT-4 clinical trials and the interpretation of those results by regulators, the ability of the Company to file for approval of Pulmaquin based on those results and the ability to continue successful product development of our potential product candidates, including Pulmaquin, as well as the other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC on March 30, 2016, and the Company’s Quarterly Reports on Form 10-Q.

Aradigm, Pulmaquin, Lipoquin and the Aradigm Logo are registered trademarks of Aradigm Corporation. Linhaliq is a registered trademark of Grifols, S.A.

SOURCE: Aradigm Corporation

Contact: Nancy Pecota, Chief Financial Officer, 510-265-8800

ARADIGM CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three months ended December 31,		Year ended December 31,
	2016	2015	2016	2015
Revenue:
Contract revenue – related party	$—	$—	$40	$23,372
Contract revenue	116	—	116	—
Grant revenue	9	35	39	57

Total revenues	125	35	195	23,429

Operating expenses:
Research and development	5,865	8,281	24,387	35,276
General and administrative	1,339	1,093	5,828	5,294
Restructuring and asset impairment	—	2	2	11

Total operating expenses	7,204	9,376	30,217	40,581

Loss from operations	(7,079)	(9,341)	(30,022)	(17,152)

Interest income	18	7	88	29
Interest expense	(931)	—	(2,406)	—
Other expense, net	55	(18)	(598)	(86)

Net loss and comprehensive loss	$(7,937)	$(9,352)	$(32,938)	$(17,209)

Basic and diluted net loss per common share	$(0.54)	$(0.63)	$(2.23)	$(1.17)

Shares used in computing basic and diluted net loss per common share	14,795	14,761	14,779	14,747

ARADIGM CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$22,591	$31,462
Restricted cash	1,006	—
Receivables	167	150
Prepaid and other current assets	1,037	3,634

Total current assets	24,801	35,246
Property and equipment, net	253	299
Other assets	—	81

Total assets	$25,054	$35,626

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	711	1,789
Accrued clinical and cost of other studies	3,306	4,315
Accrued compensation	1,335	1,159
Deferred rent	—	37
Facility lease exit obligation	—	104
Other accrued liabilities	496	112

Total current liabilities	5,848	7,516
Deferred revenue – related party, non-current	5,000	5,000
Convertible debt, net of discount	2,212	—
Convertible debt – related party, net of discount	11,007	—

Shareholders’ equity	987	23,110

Total liabilities and shareholders’ equity	$25,054	$35,626

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